RotenbergMeril
CERTIFIED PUBLIC ACCOUNTANTS

Park 80 West, Plaza One
250 Pehle Avenue, Suite 601
Saddle Brook, NJ 07663
T: (201) 487-8383
F: (201) 490-2080
www.rmsbg.com

August 4, 2022

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Commissioners:

We have read the statements made by Nutra Pharma Corp. (the "Company"), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated August 4, 2022 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.
Saddle Brook, New Jersey